Exhibit 99.1

Hercules Offshore, Inc. Announces Transfer of Hercules Highlander and Execution

of Restructuring Support Agreement

Orderly Sale Process Seeks to Maximize Value of the Company’s Assets and

Provide Smooth Transition for Employees, Customers and Suppliers

Unsecured Creditors to be Paid in Full Through Voluntary, Pre-Packaged Chapter 11 Case

Company Enters into Agreement to Transfer Former Hercules Highlander

Newbuild Harsh Environment Jack-up Rig

HOUSTON, May 27, 2016 — Hercules Offshore, Inc. (Nasdaq: HERO) (the “Company” or “Hercules”) today announced, following a review of its strategic alternatives led by a Special Committee comprised of all of its independent Board members, that the Company has entered into a Restructuring Support Agreement (“RSA”) with lenders holding approximately 99 percent of the indebtedness under its first lien credit agreement. The agreement seeks to maximize value for the Company’s stakeholders and provide a smooth transition for employees, customers and suppliers through an orderly sale of the Company’s assets.

Under the terms of the RSA, Hercules and certain of its U.S. subsidiaries will solicit acceptances and rejections of its pre-packaged Chapter 11 plan from first lien lenders and shareholders, file voluntary Chapter 11 petitions to compromise the Company’s obligations to its first lien lenders and provide a recovery to its shareholders, and then place all of the Company’s unsold assets into a wind-down vehicle to ensure their continued, safe operation until they can be sold. The Company’s international subsidiaries will not be included as part of the Chapter 11 cases but will be part of the sale process.

Hercules’s Chapter 11 Plan (the “Plan”) provides that unsecured creditors will be paid in full. The Company expects to file the typical First Day Motions to, among other things, maintain employee wages and benefits and insurance throughout the Chapter 11 process and will file a separate First Day Motion to continue paying its suppliers’ pre-petition claims under normal payment terms. If the Company’s shareholders vote as a class to accept the Plan, shareholders will receive cash recoveries over time including a payment of $12.5 million upon the completion of the Chapter 11 process and additional cash distributions thereafter depending on the success of the sale of the Company’s assets through interests in the post-Chapter 11 wind-down vehicle. The secured lenders likewise are projected to receive cash payments largely dependent on the success of the sale process.

As part of the process, Hercules also announced today that it has entered into a definitive agreement to transfer the right to acquire the newbuild harsh environment jack-up rig, formerly named Hercules Highlander, to a subsidiary of Maersk Drilling (CPH: MAERSK). The rig is ready for immediate delivery from Jurong Shipyard Pte Ltd (“Jurong”) in Singapore. According to the agreement, Maersk Highlander UK Ltd. succeeds to the right to take delivery of the rig and will settle the final payment of approximately $196 million with Jurong.

On November 6, 2015, Hercules completed its initial financial restructuring under Chapter 11 of the U.S. Bankruptcy Code with a new $450 million senior secured credit facility in place. Since this time, the ongoing decline in oil prices, the consolidation of its U.S. customer base and the addition of new capacity have negatively impacted dayrates and demand for Hercules’s services. On February 11, 2016, the Company announced a Special Committee comprised of all the independent members of its Board of Directors to explore strategic alternatives. Today’s RSA announcement is the outcome of that process and follows a thorough sale process, which did not yield results that would have been better for stakeholders than what is contemplated by the Plan.

Additional information regarding the RSA and events leading up to its execution are available at http://www.herculesoffshore.com and will be filed with the Securities Exchange Commission. This information is not an offer or the solicitation of an offer for any transaction and may not be used or relied on in connection with any transaction.

The Company has engaged Akin Gump Strauss Hauer & Feld LLP as its legal counsel, PJT Partners as its financial advisor and FTI Consulting as its restructuring advisor.

About Hercules Offshore, Inc.

Headquartered in Houston, Hercules Offshore, Inc. owns and operates a fleet of jackup rigs and liftboats. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world. For more information, please visit our website at http://www.herculesoffshore.com.

Statements above that are not historical facts are forward-looking statements, including the status of filing certain motions and the settlement of certain payments. Forward-looking statements by their nature involve substantial risks, uncertainties and assumptions, including without limitation, government and regulatory actions and other factors described in the risks and uncertainties described in our periodic reports filed with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict.

SOURCE Hercules Offshore, Inc.

Son P. Vann, Vice President, Corporate Development and Treasurer +1 (713) 350-8508

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